BUSINESS COMBINATION
AND INVESTMENT AGREEMENT

            Agreement made as of July 6, 2004, between Espre Solutions, Inc., a Texas corporation (“Espre”); the shareholders of Espre whose names and signatures appear on the signature page to this Agreement (the “Espre Shareholders”); and Financial Freedom Home Buyers, Inc., a Florida corporation (the “Investors”).

            The parties agree as follows:

            1.         Recitals.

                        1.1       Espre is engaged in the development of video applications intended to add both narrowband and broadband video to traditional voice and data applications.  Espre has certain intellectual property rights, including an electronic messaging product which Espre calls “ViewMail Marketing System,” as more particularly described herein.

                        1.2       The Investors have agreed to provide Espre with certain capital for use in the development and implementation of Espre’s business plan at the times, and in the amounts, which this Agreement describes.

                        1.3       Espre has five (5) shareholders (excluding the Investors, who are existing Espre shareholders and are excluded from the term “Espre Shareholders”).

                        1.4       The parties agree that in order best to implement Espre’s business plan, Espre will combine with a publicly-traded company (the “Public Company”), which the Investors will provide under the terms which follow.

            2.         Definitions.  The following terms, as used herein, have the following meanings:

            "Affiliate" of a Person means a Person, who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Business Combination” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Common Stock” means the voting common stock of the Company.

“Environmental Permits” means federal, state and local governmental liens, permits and other authorizations and approvals, whether foreign or domestic, which relate to the business of a Person as it may be affected by the environment or to public health and safety or worker health and safety as they may be affected by the environment.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Espre Shareholders” means the existing shareholders of Espre other than the Investors.

“Evaluation Material” has the meaning set forth in Section 8.2.

“Financial Statements” has the meaning set forth in Section 7.11.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Intellectual Property” has the meaning set forth in Section 7.17.

“Leases” and “Lease” have the meanings set forth in Section 7.16.

“Licenses and Permits” has the meaning set forth in Section 7.7.

“Material Contract” means each contract, agreement or commitment of a Person other than Leases:

(a)       upon which any substantial part of such Person's business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations o the business of such Person;

(b)       which provides for aggregate future payments of more than $5,000, except for purchase orders or sale orders arising in the ordinary and usual course of business and having terms and in a form of contract approved hereafter by the Public Company’s Board of Directors, in which case for purposes of this Agreement they are Material Contracts only if they provide for an initial payment greater than $20,000 or if they contain terms other than the standard terms approved hereafter by the Board of Directors;

(c)      which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of its assets;

(d)       which relates to the employment, retirement or termination of the services of any officer of former officer; or

(e)       which contains covenants pursuant to which any other Person has agreed not to compete with any business conducted by such Person or not to disclose to other information concerning such Person.

                        Collectively, the material contracts of such Person are referred to as “Material Contracts.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plans” means all employee benefit plans and programs including, without limitation, all retirement, savings and other Pension Plans.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

“Real Property” means all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by a Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Welfare Plans" means all health, severance, insurance, disability and other employee welfare plans.

            3. Combination with Public Company.

3.1 No later than July 22, 2004, the Investors and Espre will cause Espre to be merged with and into the Public Company (the “Business Combination”) to be provided by and through the Investors at their sole cost and expense.  As a condition of the Business Combination, the Public Company will change its name to Espre Solutions, Inc.  The Public Company will have authorized capital of 55,00,000 shares, of which 50,000,000 shares will be common shares and 5,000,000 shares will be preferred shares, the rights and preferences of which will be designated by the board of directors.

3.2 Upon completion of the Business Combination, the Espre Shareholders will own 9,686,500 shares (or 48.43%) of the Public Company’s common stock then outstanding and 2,500,000 shares (or 50%) of the Public Company’s preferred stock then outstanding; the Investors will own 7,086,500 (or 35.43%) of the Public Company’s common stock then outstanding; Peter Ianace, President of Espre, will own 2,500,000 shares (or 50%) of the Public Company’s preferred stock then outstanding; and other shareholders will own 2,227,000 shares (or 11.14%) of the Public Company’s stock then outstanding.  Of the 7,086,500 shares of common stock of the Public Company to be held by the Investors upon completion of the Business Combination, 3,403,365 shares will be issued to them by the Public Company in exchange for 1,000,000 shares of common stock which the Investors have purchased from Espre and 1,600,000 shares of Espre common stock which they have purchased from Louis A. Wood pursuant to a stock purchase agreement between the Investors and Louis A. Wood dated April 15, 2004. The balance of 3,683,135 shares of common stock and 2,500,000 shares of preferred stock of the Public Company will be issued to them upon the Closing of the Business Combination in consideration of their Investment, as that term is defined in Section 3.1 hereof.

3.3 Closing and Closing Date.  Closing of the Business Combination (the “Closing”) shall occur on or before July 22, 2004 (the “Closing Date”), at 10:00 A.M. at the offices of Siegel, Lipman, Dunay & Shepard, LLP, 5355 Town Center Road, Suite 801, Boca Raton, Florida 33486, or such other time and place as the parties may determine.

3.4 Deliveries at Closing.  At Closing, the Investors in Espre will cause the Public Company to deliver to the Investors (i) certificates representing 7,086,500 shares of the Public Company’s common stock and 2,500,000 shares of the Public Company’s preferred stock; (ii) a resolution of the Public Company appointing two (2) nominees of the Investors directors of the Public Company; and (iii) all other items required to be delivered by the Public Company or Espre at closing of the Business Combination. At Closing the Investors will deliver to the Public Company certificates for the 2,600,000 shares of Espre common stock held by them.

4. Capital Investment in Espre and the Public Company by the Investors.

Prior to the date hereof, the Investors have agreed to invest $1,500,000 in Espre, of which amount $349,000 has been invested to the date of this Agreement.  Subject to the conditions which follow, the Investors have agreed to invest the balance of $1,151,000 in Espre, commencing upon its merger into the Public Company (which amount, together with the $349,000 already invested, is called the “Investment”).  Of the balance of the Investment, $100,000 will be paid by the Investors to Espre (or, if the business combination has then been completed, to the Public Company) on July 26, 2004, and the balance of $1,051,000 will be paid by the Investors to the Public Company in eight (8) installments of $131,375 each on the twenty-sixth (26th) day of each month (or, if that day is not a week day, on the next business day), with the first of such eight installment payable by the Investors on August 26, 2004.

5. Composition of the Public Company’s Board of Directors; Investors Consent to Major Corporate Decisions.

5.1 Upon completion of the Business Combination, the Public Company’s board of directors will consist of five (5) persons, of whom three (3) persons will be nominees of the Espre Shareholders and two (2) persons will be nominees of the Investors.

5.2 Notwithstanding any requirement of the Public Company’s Certificate of Incorporation or By-Laws, or governing statutory law, any of the following actions of the Public Company will require the express prior consent of the Investors until the first to occur of (i) the Public Company’s becoming a reporting company required to file periodic reports under the Securities Exchange Act of 1934 or (ii) two years from the date of this Agreement:

(a) The issuance of any capital stock of the Public Company.  Notwithstanding the foregoing, the Public Company, through the approval of its board of directors, may issue up to ten percent (10%) of its then outstanding common stock in each calendar year to its employees pursuant to a qualified or non-qualified stock option plan, provided that if any shares are issued pursuant to such plan to any person who were among the Espre Shareholders, a pro rata number of shares will be issued to the Investor-appointed directors or their nominees in consideration of their services as directors of the Public Company.

(b) Any offering by the Public Company of its common stock or debt.

(c) Any sale of all or substantially all of the Public Company on a stock or asset purchase basis.

(d) Any change of control of the Public Company.

(e) Any Material Contract into which the Public Company proposes to enter.

(f) Any merger or acquisition by or on behalf of the Public Company, whether or not the Public Company is the surviving or acquired company.

(g) Any agreement with a broker-dealer or investment banker for consulting, underwriting or agency services of any kind.

(h) Any technology license, technology sale, joint venture, or partnership agreement of or concerning the Intellectual Property.

(i) Any forward or reverse stock split of the Public Company’s common stock.

(j) The designation of the terms of any class or series of preferred stock.

6. Certain Additional Rights of the Investors.  In addition to any other rights provided to them by this Agreement, the Investors shall have the following rights Investors until the first to occur of (i) the Public Company’s becoming a reporting company required to file periodic reports under the Securities Exchange Act of 1934 or (ii) two years from the date of this Agreement:

(a) The Investors will have the right to select any investment banker, underwriter or placement agent to be used by the Public Company.

(b) The Investors shall have the first right of refusal to provide funds to the Public Company on a debt or equity basis (provided, however, that any such financing must be on substantially the same terms as those between unrelated parties acting on an arms’-length basis), and the Public Company will notify them immediately if and when it determines that such funds are necessary and that it intends to obtain such funds from one or more investors.

(c) The Investors’ accountants shall have the right to review the Public Company’s books and records on a monthly basis at a reasonable time or times.

(d) The Public Company shall provide the Investors with monthly Financial Statements (which shall include a balance sheet, profit and loss statement, and statement of cash flows) no later than the tenth (10th) day of each succeeding month.

(e) The Investors shall have the first right of refusal with respect to the purchase of any asset of the Public Company.

(f) The Espre Shareholders and the Investors shall maintain at all times capital stock of the Public Company which shall maintain the relative common stock percentage ownership of the Espre Shareholders and the Investors on a fifty-four percent (54%) to forty-six percent (46%) basis, notwithstanding the number or percentage of shares held by other shareholders of the Public Company.

(g) The Public Company shall provide the investors with piggyback registration rights for any and all of their shares of the common stock of the Public Company.

(h) By their execution of this Agreement, the Espre Shareholders provide and grant to the Investors co-sale rights, so that if any or all of the Espre Shareholders determine to sell any of their shares of common stock in the Public Company, then they shall offer the Investors the right to sell forty-six percent (46%) of the shares which are proposed for sale.

(i) The Investors shall have a right of first refusal with respect to the sale or assignment of any equity in the Public Company held by any Espre Shareholder.  Accordingly, in the event that an Espre Shareholder receives an offer to sell his shares of stock of the Public Company, he shall notify the Investors in writing of such offer.  The notice shall include any written agreement or proposal as to the sale of shares, and shall provide all of the terms of the proposed transaction, including, without limitation, the price per share, the number of shares proposed to be sold, the closing date, and other terms of purchase.  The Investors shall have ten (10) days from the date of receipt of the notice of proposed sale to notify the selling Espre Shareholder that they are exercising their right of first refusal as to the shares which are the subject of the notice.  If the Investors exercise their right of first refusal, they shall be required to buy all of the shares which are the subject of the proposed sale on the same terms, including price and closing date, as those that are contained in the notice of sale.  In the event that the Investors do not provide written notice to the Espre Shareholder within ten (10) days of receipt of the notice, then the Espre Shareholder shall be free to sell his shares to the proposed buyer and in accordance with the proposed terms of sale, as set forth in the notice.

(j) The transfer agent for the Public Company shall be Island Transfer, New York, New York, unless the Investors otherwise agree.  The Public Company shall direct the transfer agent (i) to speak to and correspond with representatives of the Investors and (ii) that on any matter requiring the written direction of the Public Company, two signatures shall be required, one of which shall be the signature of a designee of the Investors.

(k) The Public Company shall provide directors’ and officers’ liability insurance in such amounts as the Investors may reasonably deem necessary to protect their nominees as officers or directors of the Company.

(l) In the event that the Public Company forms one or more subsidiaries, the members of the board of directors of such subsidiary or subsidiaries shall be the same as the members of the board of directors of the Public Company.  Notwithstanding the foregoing, the Public Company shall not form any subsidiary without the express prior written approval of the Investors.

(m) The Public Company shall direct its counsel to cooperate and work with counsel for the Investors on all matters concerning the Public Company as and when such counsel for the Investors may deem necessary, and such counsel shall be paid by the Investors.

(n) The Investors shall be responsible for investor relations activities of the Public Company.  The Public Company shall provide them with DTC sheets every Monday.  Any press release of the Public Company shall be prepared by a representative of the Investors and shall be reviewed by appropriate officers, directors, and professional advisors of the Public Company prior to its release.

(o) The Investors shall have the right to approve the salaries of all officers (including all persons performing functions substantially the same as officers) of the Public Company and each and every employment agreement of any officer (and any person performing a similar function).

(p) Within thirty (30) days of the Closing, the Investors and the Public Company shall establish business plans and objectives on a monthly, annual and multi-year basis, as they may agree.  Such plans and objectives will include standard contract forms and terms of contracts, and may include revenue targets, license agreements, other business contractual arrangements, and such additional financial, marketing and other business goals as the parties may determine. All such plans and objectives, including the forms and terms of contracts, shall be subject to Board approval.

7. Representations and Warranties of Espre and the Espre Shareholders.   Espre and the Espre Shareholders each jointly and severally represent and warrant the following to the Investors:

7.1       Organization, Qualification.  Espre is a corporation duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.  Espre is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on Espre or the business conducted by it.  Espre has heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of Espre, as currently in effect.

7.2       Capitalization of Espre.  The authorized capital stock of Espre consists only of (i) 10,000,000 shares of common stock, of which, as of the date hereof, all of the shares are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Espre has not authorized any class or series of preferred stock. Espre has no issued or outstanding warrants or options for the purchase of shares of stock, and none will be issued or outstanding at Closing. Espre has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding.

7.3       Consents and Approvals.  Except as set forth in Schedule 7.3 there is no requirement applicable for Espre or the Espre Shareholders to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the Business Combination.  Except as set forth in Schedule 7.3 there is no requirement that any party to any Material Contract of Espre, or any license or permit for the use of Intellectual Property of Espre or loan agreement to which Espre or any of the Espre Shareholders is a party or by which it or they is or were bound, consent to the execution of this Agreement by Espre or to the consummation of the Business Combination.

7.4       Non-Contravention.  The execution and delivery by Espre and the Espre Shareholders of this Agreement does not, and the consummation of the Business Combination will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Espre, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Espre or the Espre Shareholders is a party or by which Espre or the business conducted by it, may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Espre or the Espre Shareholders or to the business conducted by Espre, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on Espre.

7.5       Environmental Matters.  Except as set forth in Schedule 7.5, Espre has obtained all Environmental Permits required to conduct its business as it is presently being conducted including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum.  Espre has not received notice of, or is otherwise aware of, any facts, events or conditions which (x) interfere with, prevent, or, with the passage of time, could interfere with continued substantial compliance with any of the aforementioned environmental laws, regulations, policies, guidelines, orders, judgments or decrees, (y) may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil stature or otherwise) under any law, regulation, policy or guideline relating to hazardous emissions or handling hazardous substances, or (z) obligate Espre or, with the passage of time, could cause Espre to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resource associated therewith.

7.6       Financial Condition of Espre at Closing; Transfer of Assets and Liabilities to Public Company through Merger.

(a) At Closing Espre and the Espre Shareholders shall cause Espre to merge with the Public Company, as a consequence of which all of the assets of Espre will then become assets of the Public Company, which will concurrently assume all of Espre’s liabilities then outstanding.

(b) At Closing of the Business Combination, Espre’s contracts shall become the contracts of the Public Company, which shall then succeed to all rights, privileges and obligations of Espre under any and all of such contracts.  No Material Contract of Espre contains any provision which requires the prior consent of one or more other parties to any of such contracts to the completion of the Business Combination and the assumption by the Public Company of Espre’s rights and obligations under such contracts, all of which can be assigned to and assumed by the Public Company without further act or consent of any other party.

7.7 Licenses and Permits.  The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits.  The Company has all of the Licenses and Permits required to conduct its business as it is presently being conducted, all of which are in full force and effect.  No written notice of a violation of any such License or Permit has been received by the Company or, to the knowledge of the Company, threatened, and no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any of them.  The Company has no reason to believe that any of its Licenses and Permits in effect on the date hereof will not be renewed.

7.8 Software Source Code License and Revenue Share Agreement with Video Partners, LLC.  Annexed to this Agreement as Exhibit 7.8 is a true and correct copy of the Software Source Code License and Revenue Share Agreement dated March 2004 between Espre and Video Partners, LLC, including any amendments thereto  (the “Video Partners Agreement”). Espre and the Espre Shareholders jointly and severally warrant and represent to the Investors that (i) the Video Partners Agreement is in full force and effect; (ii) neither party thereto is in default of the Video Partners Agreement; (iii) the assignment and assumption of the Video Partners Agreement by the Public Company pursuant to the Business Combination will not violate or terminate the Video Partners Agreement; and (iv) pursuant to the Video Partners Agreement (a) Espre has a non-transferrable, non-exclusive right on a worldwide basis to use the Source Code (as that term is defined in the Video Partners Agreement), (b) Espre has the unrestricted right, among other things, to modify the Source Code, and (c) the assignment and assumption by the Public Company of the Video Partners Agreement upon completion of the Business Combination will not violate the Video Partners Agreement or cause its termination.  Further, pursuant to the Video Partners Agreement Espre has the right to acquire Video Partners’ Intellectual Property in consideration of Three Million Dollars ($3,000,000) in royalty payments to Video Partners during a term ending March 2006 and, also, a right of first refusal with respect to Video Partners’ intellectual property.

7.9 Title to Intellectual Property.  Espre has good and valid title to all of its Intellectual Property as set forth in the due diligence review material provided by Espre to the Investors, including, without limitation, a non-exclusive right to the source code of the Lightening Strike Suite Video Compression products pursuant to a Software Source Code License and Revenue Share Agreement dated March 2004 between Espre and Video Partners, LLC, a true and correct copy of which has been provided by Espre to the Investors, and Espre’s ViewMail Marketing System, as to which Espre has exclusive rights which it acquired from JOD Enterprises, Inc.  Espre is not aware of any third party or governmental agency claim by any third party adverse to Espre’s Intellectual Property including, without limitation, any litigation, claim, threat of litigation or threat of claim that any such Intellectual Property violates the Intellectual Property rights of any third party or is invalid in whole or in part.

7.10 Compliance with Laws.  In addition to the representations and warranties contained in Section 7.5 relating to environmental matters and in Section 7.7 relating to Licenses and Permits, to the best knowledge of Espre and the Espre Shareholders, Espre has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of Espre. Except as is disclosed in Schedule 7.10, Espre has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

7.11 Financial Statements.  Within ten (10) days of the execution of this Agreement by the parties, Espre will furnish the Investors a true and complete copy of Espre’s federal income tax return for the calendar year ended December 31, 2003; the Audited Financial Statements of Espre for the year then ended; and Espre’s unaudited Financial Statements for the six months ended June 30, 2004 (which tax return, annual and six-month statements, and the balance sheet described in the next sentence are herein called the "Financial Statements").  At Closing, Espre shall deliver to the Investors a balance sheet of Espre dated as of the Closing Date and certified by the president of Espre.  The Financial Statements fairly represent the financial position of Espre as of such dates and the results of its operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis.

7.12 Litigation.  Except as set forth in Schedule 7.12, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Espre or the Espre Shareholders, threatened, against Espre, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Espre which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by Espre, or which seek specifically to prevent, restrict or delay consummation of the Business Combination or fulfillment of any of the conditions of this Agreement.

7.13 Absence of Changes.  Except as set forth in Schedule 7.13, since December 31, 2003, there has not been:

(a) any obligation or liability involving more than $5,000 (whether matured, absolute, accrued, contingent, or otherwise) incurred by Espre;

(b) any general uniform increase in the compensation of the employees of Espre (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan);

(c) any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of Espre;

(d) any amendment to any employment agreement to which any employee of Espre is a party;

(e) any sale of assets by Espre other than in the ordinary course of business;

(f) any material deterioration of relations between Espre and its suppliers, financial institutions, or customers;

(g) any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of Espre;

(h) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to Espre’s common stock; or

(i) any issuance by Espre of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

Since December 31, 2003, except as set forth in Schedule 7.13, Espre has not operated its business other than in the ordinary and usual course and in a manner consistent with past practices.

7.14 No Undisclosed Liabilities.  Except as set forth in Schedule 7.14, Espre does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities which were not accrued or reserved against in the Financial Statements, in the ordinary course of business of which in the aggregate do not or cannot reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of Espre.

7.15 Title to Properties.  Espre does not own any Real Property.  Espre has good title to all of the personal property, tangible and intangible, owned by it, free and clear of any liens, charges, pledges, security interest of other encumbrances other than those reflected in the Financial Statements heretofore delivered to the Investors.

7.16    Leases.  Schedule 7.16 sets forth a complete and correct list of each agreement to lease into which Espre has entered, whether as a lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be cancelled upon not more than 60 days notice or require the payment of not more than $100 per month.  The agreements listed in Schedule 7.16 are referred to herein as the "Leases" (each a "Lease").  Except as set forth in Schedule 7.16, Espre has not breached any such Lease and no event has occurred which, with the giving of notice or the passage of time or both, would cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto.  Complete copies of all of the Leases have been delivered to the Investors.

7.17    Intellectual Property.  The term "Intellectual Property" as used herein means the rights of the owner thereof in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights.  Espre or is licensed or otherwise has the right to use all of the Intellectual Property which is being used in its business as it is presently being conducted.  There is no claim, suit, action or proceeding, pending or, to the knowledge of Espre or the Espre Shareholders, threatened, against Espre asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting the Company's rights with respect to any Intellectual Property, and no third party is known to Espre or the Espre Shareholders to be infringing upon the rights of Espre in the Intellectual Property of Espre.  Furthermore, no party is infringing upon the rights of Espre in Espre’s Intellectual Property.  All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of Espre are valid and subsisting and have been properly maintained.

 7.18    Material Contracts.  Schedule 7.18 sets forth a complete and correct list of each Material Contract of Espre.  Except as set forth in Schedule 7.18, all of the Material Contracts of Espre are in full force and effect and there has not occurred, with respect to any such Material Contract, any default or event of default, which, with or without due notice of with the lapse of time, or both, would constitute a default or event of default on the part of Espre or, to the knowledge of Espre or the Espre Shareholders, any other party thereto.  Complete copies of all the Material Contracts of Espre have been delivered to the Investors.

7.19    Insurance.  Espre has insurance contracts in force for such coverages and amounts as are set forth in Schedule 7.19.

7.20    Labor Matters.  Schedule 7.20 sets forth a complete and correct list of each collective bargaining agreement covering employees of Espre.  There are no controversies pending or, to the knowledge Espre or the Espre Shareholders, threatened between Espre and any of its employees which affect, or can reasonably be expected to affect, materially and adversely, its earnings, assets, financial condition or operations of the business conducted by Espre, or relate to any specific effort to prevent, restrict or delay consummation of the Business Combination.

7.21 Employee Benefit Plans.

(a) Schedule 7.21 lists all Pension Plans, all Welfare Plans of Espre, and all incentive, vacation and other similar plans that are maintained by Espre with respect to its employees or to which Espre has contributed or is now contributing on behalf of its employees.

(b) As to each of the Pension Plans, Espre has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code.  No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of such Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived.

(c) As to each of the Welfare Plans and other Espre employee benefit plans and programs (including, without limitation, the plans listed on Schedule 7.20), Espre has complied, in all material respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

(d) Espre has not terminated any of its Pension Plans or incurred any material liability to the PBGC under Section 4001, et seq. of ERISA and, to the knowledge of Espre or the Espre Shareholders, no condition exists that could reasonably be expected to cause Espre to incur any such liability.  All premiums payable to the PBGC have been paid when due.

7.22    Tax Matters.

(a) The provisions made for taxes in the Financial Statements are sufficient for the payment of all Taxes of Espre, whether or not disputed, which are properly accruable.  There are no agreements by Espre for the extension of time, or waiver of any statute of limitations, for the assessment of any taxes, and all taxes due and payable by Espre on or before the date of this Agreement have been paid or provided for, and are not delinquent, except as otherwise provided in Schedule 7.22.

(b) Espre has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  No claim has ever been made by an authority in a jurisdiction where Espre does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of Espre that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) Espre has withheld and paid all Taxes required to have been withheld and paid through May 31, 2004, in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) None of the Espre Shareholders expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Except as set forth in Schedule 7.22, there is no dispute or claim concerning any Tax liability of Espre either (i) claimed or raised by any authority in writing or (ii) as to which either of any of the Espre Shareholders has knowledge based upon personal contact with any agent of such authority.  Espre has delivered to the Investors correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Espre since October 31, 2000.

7.23 Finders.  No broker, finder or investment banker is entitled to any fee or commission from the Espre Shareholders or Espre for services rendered on behalf of the Espre Shareholders or Espre in connection with the transactions contemplated by this Agreement, except as otherwise provided in Schedule 7.23.

7.24 Full Disclosure.  None of the representations and warranties of Espre or the Espre Shareholders which are made in Section 7 of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

7.25 Insider Interests.  Except as listed in Schedule 7.25 no Affiliate of Espre or the Espre Shareholders (other than Espre) (i) competes with or is involved in or has a direct or indirect interest in any business entity which competes with the business conducted by Espre, (ii) has any agreement with Espre, or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of Espre, except as a stockholder or employee of Espre.

7.26 Insider Transactions.   Schedule 7.26 sets forth a correct and complete statement of (a) the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of Espre to or from any past or present officer, director, employee, partner or stockholder thereof or any person related to, controlled by or under common control of any of the foregoing and (b) all transactions, together with their essential terms, between such persons and Espre during the past two years.

7.27 No Interest in Competitors, Etc.  Except as set forth in Schedule 7.27, neither the Espre Shareholders nor any officer or director of Espre, nor any Affiliate of any of the foregoing, directly or indirectly owns any interest in or controls or is an employee, agent, member, principal, officer, director, or partner of, or participant in, or consultant to any corporation, partnership, limited liability company, sole proprietorship, limited partnership, joint venture, association, or other entity which is a competitor, supplier or customer, of Espre.

7.28 Purchase and Sale Obligations.  All unfilled purchase and sale orders and other commitments for purchases and sales made by Espre were made in the usual and ordinary course of its business.  None of such orders or commitments call for deliveries thereunder beyond a period of 90 days from the Closing Date with the exception of normal outstanding maintenance and service contracts.

7.29 Books and Records.  The books of account and other financial and corporate records of Espre are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Financial Statements.  The minute books of Espre as previously made or to be made available to the Investors contained accurate records of all meetings.

7.30 Bank and Safe Deposit Arrangements.  Schedule 7.30 sets forth a correct and complete list of each bank account and safe deposit box maintained by Espre, and the names of all persons authorized to deal with such accounts and safe deposit boxes.

8. Additional Agreements.

8.1 Investigation of Business and Properties; Additional Data.  From the date hereof until the Closing, Espre will afford the Investors and their attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to its offices, and to the officers, employees, properties, contracts, and books and records of Espre.  In addition, Espre shall furnish to the Investors such financial, operating and additional data as the Investors may reasonably request concerning the business, operations, properties and personnel of Espre.

                        8.2 Confidentiality.  Pursuant to the provisions of this Agreement, the parties have supplied and will supply to each other certain documents and information for use in investigating the business of Espre.  Such material is hereinafter referred to as "Evaluation Material."  The parties agree to hold in confidence any Evaluation Material they have received or will receive and not to disclose all or any part of such material to anyone except their officers, directors, employees, professional advisors, or other representatives who need such information to perform their respective duties and who have been informed of the confidential nature of such material and directed to treat it confidentially.  If this Agreement is terminated, the parties will return or cause to be destroyed and will not retain, or permit any person to whom they have given copies thereof to retain, the originals or any copies of any documents constituting a part of the Evaluation Material and after termination the parties will continue to honor the confidentiality agreement contained herein and will not disclose, directly or indirectly, any information obtained from the Evaluation Material.  The confidentiality agreement contained in this Section 8.2 will terminate upon the earlier of three years after the date hereof of upon consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, the parties may use and disclose any such information to the extent that (a) it had acquired such information on a non-confidential basis prior to receipt thereof from the other party, (b) such information has become generally available to the public, (c) such information is provided to a party by a third party who has obtained such information other than as a result of a breach of this Agreement.  Furthermore, either party may disclose such information to the extent that it is required to do so in order to comply with a governmental or judicial order or decree, but upon receiving notice that any such order or decree is being sought, it will promptly notify the other party.

                        8.3 Efforts to Consummate.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement.  Each party agrees to cooperate fully with the other party in assisting it to comply with this Section.  Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval, and if, despite such efforts, either party is unable to obtain any consent, wavier, authorization, order of approval the other party may terminate this Agreement and shall have no liability therefor.

                        8.4 Further Assurances.  The parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, the parties will, at the request of any other party, at or after the closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as any other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

                        8.5 Expenses.  Whether or not the Business Combination is consummated all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

            9. Conditions Precedent to Investors’ Obligations.  The following are certain conditions precedent to the Investors’ obligation to complete the Business Combination and make the Investment.

9.1 Accuracy of Representations and Warranties.  The representations and warranties of Espre and the Espre Shareholders herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

9.2 Absence of Default.  No condition or event which constitutes an event of default hereunder by Espre or the Espre Shareholders or which, after notice and lapse of time, or both, would constitute an event of default hereunder by any of them shall have occurred and be continuing.

9.3   Absence of Liens.  There will have been no liens recorded after the execution of this Agreement but prior to Closing with respect to any personal, real or mixed property owned by Espre.

9.4  Actions, Proceedings, Etc.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for the Investors, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

9.5 Satisfaction with Respect to Financial Condition and Performance.  The Investors must be satisfied that each and every representation made by Espre and the Espre Shareholders regarding the Financial Statements and the financial condition of Espre shall be true, complete and accurate in all material respects as of Closing.  Without limiting the foregoing, the Investors must be satisfied that: (i) the Financial Statements shall have been prepared on an accrual basis of accounting, consistent with prior years, and in accordance with generally accepted accounting principles; and (ii) except as specifically disclosed in the Financial Statements, there has been no distribution to shareholders or others or bonuses made to employees.

            10.       Indemnification.

10.1    Investors’ Right to Indemnification.  Espre and the Espre Shareholders jointly and severally undertake and agree to defend and hold the Investors and the Public Company harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by the Investors or the Public Company arising from (i) the breach, misrepresentation or other violation of any covenants, warranty or representation of or by Espre or the Espre Shareholders contained in this Agreement, and (ii) all liabilities of Espre not disclosed to the Investors.  This indemnity provision shall survive Closing for a period of three (3) years.

                        10.2    Procedure.  If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall given written notice thereof to the other party (the "Indemnitor") promptly (but in no event more than ten (10) days) after it learns of the existence of such claim or proceeding.  Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto.  The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, and provided further that in the event the Indemnified Party does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of such settlement to such third party, pay such amount to the Indemnified Party.  After the payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to such claim or proceeding and the Indemnified Party shall assume full responsibility to defend the same.  After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, it is advisable for the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnified Party.  The parties will fully cooperate in any such action, making available to each other books or records for the defense of any such claim or  proceeding.  If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within ten (10) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor (but subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification), in any way which the Indemnified Party deems in its best interest.

                        10.3    Limitations on Indemnification Rights.  Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state and local income, franchise or other taxes occasioned by the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined).  The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid.  Notwithstanding the foregoing, (i) the Indemnitor shall not be liable to the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $1,000 and, as regards all such indemnifiable misrepresentations or breaches of warranty that do not exceed $1,000, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $5,000 (such sum being herein referred to as the "Agreed De Minimis Amount") and (ii) in the event that the Espre Shareholders are the Indemnitor, their liability to pay the Investors in respect of the indemnification obligations shall not exceed the cumulative total amount of the Investment.

            11.       Miscellaneous Provisions.

                        11.1  This Agreement has been prepared and executed by the parties with the understanding that it is to be replaced, as soon as practicable, by a more complete agreement pursuant to which, among other things, they may make additional agreements, representations and warranties with and to each other.  The parties confirm that they have prepared this Agreement to confirm and memorialize their relationship and the principal terms of their agreement with each other, and that until such time as they replace, supplement or amend this Agreement, this Agreement shall constitute a binding agreement between them and shall be enforceable in accordance with its terms.

                        11.2    This Agreement shall be construed in accordance with the laws of the State of Florida.

                        11.3    This Agreement may not be amended or modified except by written agreement of the parties.

                        11.4    If any notice is to be provided by one party to another under this Agreement, the notice shall be sufficiently given if in writing and delivered (personally, by courier service such as Federal Express, or by other messenger, or mailed by registered or certified mail, return receipt requested) as follows:

If to Espre or
the Espre Shareholders:	Peter Ianace, President
Espre Solutions, Inc.
5609 Wayfarer Drive
Plano, Texas 75093

If to Investors:	Michael Bokzam, President
Financial Freedom Home Buyers, Inc.
1000 E. Atlantic Blvd., Suite 201-D
Pompano Beach, FL 33060

11.5 This Agreement has been prepared for the Investors by Siegel, Lipman, Dunay & Shepard, LLP (“SLDS”), which has acted solely as counsel to the Investors. By their execution of this Agreement, Espre and the Espre Shareholders confirm that SLDS has not provided them with any counsel or advice of any kind, that such firm has advised each of them to obtain its or his own legal counsel, and that they have either obtained such counsel or determined not to retain such counsel.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS/ATTEST:

ESPRE SOLUTIONS, INC.

/s/	By:	/s/ Peter Ianace
Peter Ianace, President

FINANCIAL FREEDOM HOME BUILDERS, INC.

/s/ Patrick Castagna	By:	/s/ Michael Bokzam
Patrick Castagna, Secretary		Michael Bokzam, President
Title

ESPRE SHAREHOLDERS:

/s/	/s/ Peter Ianace
Peter Ianace

/s/	/s/ Kyle A. Nelson
Kyle A. Nelson

/s/	/s/ Robert Logan
Robert Logan

/s/	/s/ Stephen Stuart
Stephen Stuart

/s/Robert Holloway
Robert Holloway

/s/	/s/ Louis A. Wood
Louis A. Wood